Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333–140205 on Form S–8 and No. 333–146428 on Form S–3 of EV Energy Partners, L.P. of our report dated March 12, 2009 (December 11, 2009 as to the effects of the adoption of Emerging Issues Task Force Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships described in Note 2), relating to the consolidated financial statements of EV Energy Partners, L.P. and the combined financial statements of the Combined Predecessor Entities, and the effectiveness of EV Energy Partners L.P.’s internal control over financial reporting, appearing in the Current Report on Form 8–K of EV Energy Partners, L.P. dated December 11, 2009.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
December 11, 2009